Exhibit 10.18

SPLIT OWNER SPLIT DOLLAR LIFE INSURANCE

AGREEMENT AND ASSIGNMENT

This Agreement and Assignment is entered into as of the 15th day of December, 1994, by and between Espey, Huston & Associates, Inc., a Texas corporation (hereinafter referred to as “Espey Huston” or “Assignee-Owner”) and Wayne J. Overman, an employee of Espey Huston and the owner of Lincoln National Life Insurance Company Policy Number 23-7925341 and any supplementary contracts issued in connection therewith (hereinafter referred to as “Employee-Owner”) . In this Agreement and Assignment, Lincoln National Life Insurance Company Policy Number 23-7925341 and any supplementary contracts issued in connection therewith will be referred to as the “Policy.”

WHEREAS, Employee-Owner is a valued employee of Assignee-Owner;

WHEREAS, Assignee-Owner desires to assist Employee-Owner with his personal life insurance program by paying all or a portion of the monthly premiums due on the Policy;

WHEREAS, upon Assignee-Owner making such premium payments on the Policy, Assignee-Owner will have certain specific and limited Policy ownership rights and interests in the Policy to the extent of such payments, as provided herein; and

WHEREAS, this Agreement and Assignment is intended to qualify as a life insurance employee benefit as described in Revenue Ruling 64-328;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Employee-Owner and Assignee-Owner hereby agree as follows and the undersigned Employee-Owner, in consideration of the Policy premiums paid by Assignee-Owner under paragraphs 1 and 3 as of the effective date of this Agreement and Assignment and upon each subsequent monthly Policy premium due date, hereby assigns, transfers, and sets over certain specific and limited Policy ownership rights and interests in the Policy, as provided herein (such rights and interests being the “Limited Policy Ownership Rights” as set forth in paragraph 4 and the “Policy Interest” as set forth in paragraph 5) to Assignee-Owner, its successors and assigns, subject to the following terms and conditions.

1. Payment of Policy Premiums by Assignee-Owner. Assignee-Owner agrees to pay all or a portion of the monthly premium due under the Policy for its own benefit prior to the date on which Assignee-Owner releases and reassigns its Limited Policy Ownership Rights and Policy Interest to Employee-Owner under the provisions of paragraph 9 (if such a release and reassignment occurs) and for the benefit of Employee-Owner after any such release and reassignment occurs. The portion of the monthly Policy premium to be paid by Assignee-Owner will be determined each month in the sole and absolute discretion of Assignee-Owner. Assignee-Owner will notify Employee-Owner of the dollar amount of the monthly Policy premium that it will pay at least 20 days prior to the date on which such premium is due.

2. Payments by Employee-Owner. Employee-Owner may, at his option, pay any portion of the monthly Policy premium that is not paid by Assignee-Owner and may, at his option, pay additional amounts that are permitted to be paid under the terms of the Policy. Employee-Owner will notify Assignee-Owner of the dollar amount that he will pay under the terms of the Policy at least 10 days prior to the date on which the monthly Policy premium is due.

3. Remission of Payments to Lincoln National Life Insurance Company (hereinafter referred to as the “Insurance Company”) . Not later than five business days prior to the monthly premium due date for the Policy, Assignee-Owner will remit to the Insurance Company the portion of the premium that it is to pay under paragraph 1 and any amount that Employee-Owner has elected to pay under paragraph 2 and that Assignee-Owner has actually received from Employee-Owner not later than the fifth business day preceding the monthly premium due date for the Policy.

4. Assignee-Owner’s Limited Policy Ownership Rights. Except in those circumstances in which Assignee-Owner agrees or elects to release and reassign its Limited Policy Ownership Rights and Policy Interest to Employee-Owner or his personal beneficiary named under the Policy under the provisions of paragraph 9, Assignee-Owner, alone, will, to the extent of its Policy Interest (as determined in paragraph 5), receive from Employee-Owner an amount equal to such Policy Interest upon the surrender or cancellation of the

Policy by Employee-Owner, upon the termination of Employee-Owner’s employment with Assignee-Owner, or upon the termination of this Agreement and Assignment by mutual written consent of Employee-Owner and Assignee-Owner in accordance with paragraph 8. Assignee-Owner’ s rights that are set forth in the preceding sentence of this paragraph 4 are referred to in this Agreement and Assignment as “Limited Policy Ownership Rights.” Assignee-Owner will not have the right to borrow against the Policy’s loan value, or to withdraw (under the “Withdrawal” or “Partial Surrender” provisions of the Policy) from the Policy’s cash values. Unless and until Assignee-Owner releases and reassigns its Limited Policy Ownership Rights and Policy Interest to Employee-Owner under either of the first two sentences of paragraph 9, Employee-Owner will not have the right to borrow against the Policy’s loan value, or to withdraw (under the “Withdrawal” or “Partial Surrender” provisions of the Policy) from the Policy’s cash values.

5. Assignee-Owner’s Policy Interest. In the event Employee-Owner surrenders or cancels the Policy, Employee-Owner’s employment with Assignee-Owner terminates, or Employee-Owner and Assignee-Owner terminate this Agreement and Assignment by mutual written consent in accordance with paragraph 8, Assignee-Owner’s Policy Interest will be an amount equal to the lesser of “Assignee-Owner’s Cumulative Premium Payments” or “Assignee-Owner’s Share of the Policy’s Cash Surrender Value.” For this purpose, “Assignee-Owner’s Cumulative Premium Payments” shall refer to the sum of all premium payments on the Policy made by

Assignee-Owner under paragraphs 1 and 3. For this purpose and for purposes of paragraph 9, “Assignee-Owner’s Share of the Policy’s Cash Surrender Value” shall be determined by multiplying the Policy’s total cash surrender value by a fraction, the numerator of which is the Assignee-Owner’ s Cumulative Premium Payments and the denominator of which is the sum of the Assignee-Owner’s Cumulative Premium Payments plus Employee-Owner’s total premium payments, if any, and other contributions, if any, with respect to the Policy under paragraphs 2 and 3. This Agreement will cover and this Assignment will include any interest that Assignee-Owner may have in the Policy prior to the effective date of this Agreement and Assignment or prior to the date that this Agreement and Assignment is executed. Assignee-Owner’s Policy Interest that is set forth in this paragraph 5 is referred to in this Agreement and Assignment as Assignee-Owner’s “Policy Interest,” and the specific circumstances in which Assignee-Owner will be entitled to the benefit of its Policy Interest are set forth in paragraph 4.

6. Employee-Owner’s Retained Incidents of Ownership. Except as to the Limited Policy Ownership Rights and the Policy Interest specifically granted to Assignee-Owner herein, and except as otherwise provided herein, Employee-Owner retains all incidents of ownership under the Policy (including the right to designate beneficiaries).

7. Employee-Owner’s Right to Transfer. Employee-Owner will have the right to transfer all or any part of his interest in the Policy and this Agreement and Assignment to any person, entity or trust by execution of a written Assignment delivered to Assignee-Owner and to the Insurance Company. Assignee-Owner’s rights and interests in the Policy shall not be affected by any such transfer.

8. Termination of Agreement and Assignment. This Agreement (other than the portion of the Agreement that relates to Employee-Owner’s assignment of the Limited Policy Ownership Rights and the Policy Interest to Assignee-Owner) will terminate on the first to occur of the following: (a) the surrender or cancellation of the Policy by Employee-Owner, who will have the sole and exclusive right of surrender or cancellation without Assignee-Owner’s consent, (b) the termination of Employee-Owner’s employment with Assignee-Owner, and (c) the mutual written consent of both parties hereto. On any termination of this Agreement, as provided in the preceding sentence, in a circumstance in which Assignee-Owner is entitled to receive the benefit of its Policy Interest under paragraph 4, Employee-Owner will, within the 30-day period following the event giving rise to the termination, either: (a) surrender the Policy, in which event Assignee-Owner will receive its Policy Interest (as determined under paragraph 5), or (b) pay Assignee-Owner an amount equal to its Policy Interest (as determined under paragraph 5), in which event Assignee-Owner will assign its interest in this Agreement and Assignment, its Limited Policy Ownership Rights, its Policy Interest and any other interest that it may have in the Policy to Employee-Owner. If Employee-Owner does not surrender the Policy under (a) of the preceding sentence, or pay Assignee-Owner under (b) of the preceding sentence within the 30-day period giving rise to the termination of this Agreement, as provided in the first sentence of this paragraph 8, Employee-Owner must surrender the Policy. On any termination of this Agreement, as provided in the first sentence of this paragraph 8, in a circumstance in which Assignee-Owner is not entitled to receive the benefit of its Policy Interest under paragraph 4, Employee-Owner will be considered the owner of the Policy and will not be required to take any action with respect to the Policy.

9. Release of Assignee-Owner’s Limited Policy Ownership Rights and Policy Interest. If Employee-Owner continues his employment with Assignee-Owner until the later of December 15, 1999 or the date on which he attains age 55 or if Employee-Owner dies prior to the occurrence of an event giving rise to the termination of this Agreement under the provisions of paragraph 8 (hereinafter referred to as a “Termination Event”) , upon the occurrence of a Termination Event, or within the 30-day period following a Termination Event, Assignee-Owner agrees to release and reassign its Limited Policy Ownership Rights and Policy Interest to Employee-Owner or his personal beneficiary as named in the Policy. In addition, at any time subsequent to December 15, 1999, Assignee-Owner may, in its sole and absolute discretion, elect, in a written instrument delivered to Employee-Owner, to release and reassign its Limited Policy Ownership Rights and Policy Interest to Employee-Owner or his personal beneficiary as named in the Policy. Upon Assignee-Owner’s release and reassignment of its Limited Policy Ownership Rights and Policy Interest under either of the first two sentences of this paragraph 9, neither Employee-Owner nor his beneficiary as named in the Policy will be required to make a payment to Assignee-Owner. Upon Assignee-Owner’s release and reassignment of its Limited Policy Ownership Rights and Policy Interest under either of the first two sentences of this paragraph 9, Employee-Owner or such personal beneficiary agrees to pay income tax on Assignee-Owner’s Share of the Policy’s Cash Surrender Value (as determined under paragraph 5) by making an Internal Revenue Code Section 83(b) election, as outlined in Regulation Section 1.83-3(c), to be taxed or by taking any other action that may be necessary to include Assignee-Owner’s Share of the Policy’s Cash Surrender Value (as determined under paragraph 5) in the taxable income of Employee-Owner or such personal beneficiary. Any other provision of this Agreement and Assignment notwithstanding, if Assignee-Owner releases and reassigns its Limited Policy Ownership Rights and Policy Interest to Employee-Owner under either of the first two sentences of this paragraph 9, Assignee-Owner will have no interest in the Policy with respect to any Policy premiums that Assignee-Owner may pay after the date of such release and reassignment, and Employee-Owner agrees to pay income tax on the premiums that are paid by Assignee-Owner after any such release and reassignment.

10. Special Employee Retirement Income Security Act of 1974 (“ERISA”) Provisions. The following provisions are part of this Agreement and Assignment and are intended to meet the requirements of ERISA:

(a) Named Fiduciary. The named fiduciary will be Espey, Huston & Associates, Inc., a Texas corporation.

(b) Funding Policy. The funding policy under this Agreement and Assignment is that payments on the Policy will be remitted to the Insurance Company in accordance with the provisions hereof.

(c) Basis for Payment. The basis of payment of benefits under this Agreement and Assignment is direct payment by the Insurance Company, with those benefits in turn being based on the payment of premiums as provided in this Agreement and Assignment.

(d) Claims Procedures. For claims procedure purposes, the “Claims Manager” will be the Company’s Corporate Secretary, unless another individual, who may or may not be the Company’s Corporate Secretary, is designated by the Company.

(1) If for any reason a claim for benefits under this Agreement and Assignment is denied by Espey Huston, the Claims Manager will deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the section of this Agreement and Assignment on which the denial is based, such other data as may be pertinent, and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose, (A) the claimant’s claim will be deemed filed when presented in writing to the Claims Manager, and (B) the Claims Manager’s explanation will be in writing delivered to the claimant within 90 days of the date the claim is filed.

(2) The claimant will have 60 days following his receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.

(3) The Claims Manager will decide the issue on review and furnish the claimant with a copy of the decision within 60 days of receipt of the claimant’s request for review of his claim. The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of this Agreement and Assignment on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim will be deemed denied on review.

11. Cooperation. If the Policy is in the possession of either Employee-Owner or Assignee-Owner, the party who has possession of the Policy will, upon notice and request, forward the Policy without unreasonable delay to the Insurance Company, if required by the Insurance Company for any Policy transaction or change.

12. Insurance Company Action. The Insurance Company is hereby authorized to recognize either Assignee-Owner or Employee-Owner’s claims to rights as defined hereunder without investigating the reason for such action or the validity or the amount of their respective interests hereunder. It is agreed that the Insurance Company may pay benefits under the Policy either by separate checks to the parties entitled thereto, or by a joint check. In either case, Assignee-Owner and Employee-Owner agree that the benefits will be divided as provided herein. The Insurance Company provides forms solely for the convenience of its policyholders and their advisors and is not responsible for their legal or tax validity or effect. The Insurance Company will not be responsible to account for the actual premium contributions of the parties hereunder, but will rely solely upon the written declaration of the parties in any distribution or settlement of the Policy’s lifetime or death values. Any actions taken by the Insurance Company in accordance with the Policy, any Policy endorsements and this Agreement and Assignment will fully discharge it from all claims, suits and demands of all persons.

13. Premium Notices. Premium notices are to be sent to both Employee-Owner and Assignee-Owner.

14. Miscellaneous. Employee-Owner authorizes Assignee-Owner to withhold in accordance with applicable law from any cash compensation payable to him any taxes required to be withheld by Assignee-Owner under federal, state or local law as a result of any action contemplated by this Agreement and Assignment. In the event cash compensation payable to Employee-Owner is not sufficient to cover taxes required to be withheld by Assignee-Owner, Employee-Owner agrees to remit to Assignee-Owner any taxes required to be withheld by Assignee-Owner under federal, state or local law as a result of an action contemplated by this Agreement and Assignment. The waiver by either party of, or breach of, any provision of this Agreement and Assignment shall not operate or be construed as a waiver of any subsequent breach hereof. This Agreement and Assignment is made and entered into in Austin, Travis County, Texas, and shall be construed in accordance with the laws of the State of Texas. This Agreement and Assignment constitutes the entire agreement between the parties, and may be modified or amended only by written documents signed by the parties hereto. In the event that any provision or portion of this Agreement and Assignment shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement and Assignment shall remain in full force and effect to the fullest extent permitted by law. This Agreement and Assignment has been drafted by counsel for Assignee-Owner and Employee-Owner has been advised to consult with his independent counsel concerning this Agreement and Assignment and its tax effects. Assignee-Owner makes no representations whatsoever concerning the tax effects of this Agreement and Assignment. This Agreement and Assignment will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party. This Agreement and Assignment may be executed in a number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned Employee-Owner and Assignee-Owner have executed this Agreement and Assignment, in multiple counterparts, in Austin, Texas, this 15th day of January, 1996, to be effective December 15, 1994.

EMPLOYEE-OWNER:

/s/ Ann Claudette Jones	/s/ Wayne J. Overman
Witness	Wayne J. Overman

ASSIGNEE-OWNER:

Espey, Huston & Associates, Inc.

/s/ Daisy Ethesington	By:
Witness	Corporate Secretary

EXHIBIT “B”

This exhibit sets out the addresses of the parties for the purpose of complying with the Premium Notice requirement as set out in Section 13 of the originally executed Agreement And Assignment dated December 15,1994.

Policy No. 23-7925341

Post, Buckley, Schuh & Jernigan

Attn: A. White

2001 N.W. 107th Avenue

Miami, Florida 33172-2507

Wayne J. Overman

133 Spence Creek Lane

Murfreesboro, Tennessee 37128